May 2021

Amendment No. 1 dated May 19, 2021 relating to

Preliminary Terms No. 1,677

Registration Statement Nos. 333-250103; 333-250103-01

Dated May 17, 2021

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Commodities

Trigger PLUS due May 26, 2023

Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts

Trigger Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Trigger PLUS are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Trigger PLUS will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and prospectus, as supplemented or modified by this document. At maturity, if the price of West Texas Intermediate light sweet crude oil futures contracts, which we refer to as the underlying commodity, has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying commodity. If the underlying commodity has remained unchanged or depreciated in value but the final commodity price is greater than or equal to the trigger level, investors will receive the stated principal amount of their investment. However, if the underlying commodity has depreciated in value by more than 30% so that the final commodity price is less than the trigger level, investors will lose a significant portion or all of their initial investment, resulting in a 1% loss for every 1% decline in the price of the underlying commodity over the term of the Trigger PLUS. Under these circumstances, the payment at maturity will be less than 70% of the stated principal amount and could be zero. The Trigger PLUS are for investors who seek a West Texas Intermediate light sweet crude oil futures contract-based return and who are willing to risk their principal and forgo current income in exchange for the upside leverage feature and the limited protection against loss that applies only if the final commodity price is greater than or equal to the trigger level. There is no minimum payment at maturity on the Trigger PLUS. Accordingly, you could lose your entire initial investment in the Trigger PLUS. The Trigger PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS
Pricing date:	May 21, 2021
Original issue date:	May 26, 2021 (3 business days after the pricing date)
Maturity date:	May 26, 2023
Underlying commodity:	West Texas Intermediate light sweet crude oil futures contracts (“WTI crude oil”)
Payment at maturity per Trigger PLUS:

If the final commodity price is greater than the initial commodity price:

$1,000 + leveraged upside payment

If the final commodity price is less than or equal to the initial commodity price but is greater than or equal to the trigger level:

$1,000

If the final commodity price is less than the trigger level:

$1,000 x commodity performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 per Trigger PLUS, and will represent a loss of at least 30%, and possibly all, of your investment

Leveraged upside payment:	$1,000 × commodity percent increase × leverage factor
Leverage factor:	145%
Commodity percent increase:	(final commodity price – initial commodity price) / initial commodity price
Commodity performance factor:	final commodity price / initial commodity price
Trigger level:	$ , which is 70% of the initial commodity price.
Initial commodity price:	$ , which is the commodity price on the pricing date, subject to adjustment for non-trading days and certain market disruption events.
Final commodity price:	The commodity price on the valuation date, subject to adjustment for non-trading days and certain market disruption events.
Valuation date:	May 23, 2023, subject to postponement for non-trading days and certain market disruption events
Commodity price:	For any trading day, the official settlement price per barrel of WTI crude oil on the relevant exchange of the first nearby month futures contract, stated in U.S. dollars, as made public by the relevant exchange on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the relevant exchange), then the second nearby month futures contract on such date.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Relevant exchange:	The NYMEX Division, or its successor, of the New York Mercantile Exchange, Inc. (the “NYMEX Division”)
CUSIP / ISIN:	61771VC65 / US61771VC657
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Estimated value on the pricing date:	Approximately $956.40 per Trigger PLUS, or within $26.40 of that estimate. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per Trigger PLUS	$1,000	$17.50	$982.50
Total	$	$	$
(1)	Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $17.50 for each Trigger PLUS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for PLUS.

(2)	See “Use of proceeds and hedging” on page 15.

The Trigger PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Trigger PLUS, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Trigger PLUS” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement for PLUS dated November 16, 2020      Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Trigger PLUS due May 26, 2023

Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Trigger PLUS due May 26, 2023 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts (the “Trigger PLUS”) can be used:

▪	To gain access to the performance of West Texas Intermediate light sweet crude oil futures contracts and provide a measure of diversification of underlying asset class exposure, subject to our credit risk

▪	As an alternative to direct exposure to the underlying commodity that enhances returns for any positive performance of the price of the underlying commodity

▪	To enhance returns and potentially outperform the underlying commodity in a bullish scenario, with no limitation on the appreciation potential

▪	To achieve similar levels of upside exposure to the underlying commodity as a direct investment while using fewer dollars by taking advantage of the leverage factor

▪	To provide limited protection against a loss of principal in the event of a decline of the underlying commodity as of the valuation date but only if the final commodity price is greater than or equal to the trigger level

The Trigger PLUS are exposed on a 1:1 basis to the negative performance of the underlying commodity if the final commodity price is less than the trigger level.

Maturity:	2 years
Leverage factor:	145% (applicable only if the final commodity price is greater than the initial commodity price)
Trigger level:	70% of the initial commodity price
Minimum payment at maturity:	None. You could lose your entire initial investment in the Trigger PLUS.
Interest:	None
No Listing:	The Trigger PLUS will not be listed on any securities exchange.

The original issue price of each Trigger PLUS is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Trigger PLUS, which are borne by you, and, consequently, the estimated value of the Trigger PLUS on the pricing date will be less than $1,000. We estimate that the value of each Trigger PLUS on the pricing date will be approximately $956.40, or within $26.40 of that estimate. Our estimate of the value of the Trigger PLUS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the Trigger PLUS on the pricing date, we take into account that the Trigger PLUS comprise both a debt component and a performance-based component linked to the underlying commodity. The estimated value of the Trigger PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity, instruments based on the underlying commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Trigger PLUS?

In determining the economic terms of the Trigger PLUS, including the leverage factor and the trigger level, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Trigger PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Trigger PLUS?

The price at which MS & Co. purchases the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying commodity, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time.

May 2021	Page 2

Morgan Stanley Finance LLC

Trigger PLUS due May 26, 2023

Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The Trigger PLUS offer leveraged exposure to any positive performance of the underlying commodity. In exchange for the upside leverage feature, investors are exposed to the risk of loss of a significant portion or all of their investment due to the trigger feature. At maturity, investors will receive an amount in cash based upon the commodity price on the valuation date. If the underlying commodity has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying commodity. If the underlying commodity has remained unchanged or depreciated in value but the final commodity price is greater than or equal to the trigger level, investors will receive the stated principal amount of their investment. However, if the underlying commodity has depreciated in value by more than 30%, investors will be negatively exposed to the full amount of the percentage decline in the underlying commodity and will lose 1% of the stated principal amount for every 1% of decline, without any buffer. The Trigger PLUS are unsecured obligations of ours, and all payments on the Trigger PLUS are subject to our credit risk. There is no minimum payment at maturity on the Trigger PLUS. Accordingly, you could lose your entire initial investment in the Trigger PLUS.

Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for any positive performance relative to a direct investment in the underlying commodity. There is no limitation on the appreciation potential.
Trigger Feature	At maturity, even if the underlying commodity has declined over the term of the Trigger PLUS, you will receive your stated principal amount but only if the final commodity price is greater than or equal to the trigger level of 70% of the initial commodity price.
Upside Scenario	The final commodity price is greater than the initial commodity price and, at maturity, the Trigger PLUS redeem for the stated principal amount of $1,000 per Trigger PLUS plus 145% of the increase in the price of the underlying commodity. For example, if the final commodity price is 10% greater than the initial commodity price, the Trigger PLUS will provide a total return of 14.50% at maturity.
Par Scenario	The final commodity price is less than or equal to the initial commodity price but is greater than or equal to the trigger level, which is 70% of the initial commodity price. In this case, you receive the stated principal amount of $1,000 at maturity even though the underlying commodity has depreciated.
Downside Scenario	The final commodity price is less than the trigger level. In this case, the Trigger PLUS redeem for at least 30% less than the stated principal amount and this decrease will be by an amount proportionate to the full decline in the price of the underlying commodity as of the valuation date. Under these circumstances, the payment at maturity will be less than $700 per Trigger PLUS. For example, if the final commodity price is 35% less than the initial commodity price, the Trigger PLUS will be redeemed at maturity for a loss of 35% of principal at $650, or 65% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS. Accordingly, you could lose your entire initial investment in the Trigger PLUS.
May 2021	Page 3

Morgan Stanley Finance LLC

Trigger PLUS due May 26, 2023

Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Leverage factor:	145%
Trigger level:	70% of the initial commodity price
Minimum payment at maturity:	None. You could lose your entire initial investment in the Trigger PLUS

Trigger PLUS Payoff Diagram

See the next page for a description of how the Trigger PLUS work.

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Morgan Stanley Finance LLC

Trigger PLUS due May 26, 2023

Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How it works

▪	Upside Scenario: If the final commodity price is greater than the initial commodity price, investors would receive the $1,000 stated principal amount plus 145% of the appreciation of the underlying commodity over the term of the Trigger PLUS.

▪	If the underlying commodity appreciates 10%, investors would receive a 14.50% return, or $1,450 per Trigger PLUS.

▪	Par Scenario: If the final commodity price is less than or equal to the initial commodity price but is greater than or equal to the trigger level of 70% of the initial commodity price, investors would receive the stated principal amount.

▪	Downside Scenario: If the final commodity price is less than the trigger level of 70% of the initial commodity price, investors would receive an amount less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying commodity. Under these circumstances, the payment at maturity will be less than $700 per Trigger PLUS. There is no minimum payment at maturity on the Trigger PLUS.

▪	If the underlying commodity depreciates 40%, investors would lose 40% of their principal and receive only $600 per Trigger PLUS at maturity, or 60% of the stated principal amount.

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Morgan Stanley Finance LLC

Trigger PLUS due May 26, 2023

Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

Risks Relating to an Investment in the Trigger PLUS

▪  The Trigger PLUS do not pay interest or guarantee return of any principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the final commodity price is less than the trigger level (which is 70% of the initial commodity price), the payment at maturity will be an amount in cash that is at least 30% less than the $1,000 stated principal amount of each Trigger PLUS and this decrease will be by an amount proportionate to the full decrease in the price of the underlying commodity over the term of the Trigger PLUS, without any buffer. There is no minimum payment at maturity on the Trigger PLUS. Accordingly, you could lose your entire initial investment in the Trigger PLUS. See “How the Trigger PLUS Work” above.

▪	The market price of the Trigger PLUS will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including the value (including whether the value is at or below the trigger level), volatility (frequency and magnitude of changes in value) of the underlying commodity, interest and yield rates in the market, time remaining until the Trigger PLUS mature, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying commodity or commodities markets generally and which may affect the final commodity price of the underlying commodity, and any actual or anticipated changes in our credit ratings or credit spreads. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. The price of the underlying commodity may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “WTI Crude Oil Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you are able to sell your Trigger PLUS prior to maturity.

▪	The Trigger PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS. You are dependent on our ability to pay all amounts due on the Trigger PLUS at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Trigger PLUS.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The amount payable on the Trigger PLUS is not linked to the commodity price at any time other than the valuation date. The final commodity price will be the commodity price on the valuation date, subject to adjustment for

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Morgan Stanley Finance LLC

Trigger PLUS due May 26, 2023

Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

non-trading days and certain market disruption events. Even if the underlying commodity appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the commodity price prior to such drop. Although the actual commodity price on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final commodity price, the payment at maturity will be based solely on the commodity price on the valuation date.

▪	Investing in the Trigger PLUS is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity. By purchasing the Trigger PLUS, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity. Further, by purchasing the Trigger PLUS, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on the underlying commodity.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Trigger PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Trigger PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Trigger PLUS less favorable to you than they otherwise would be.

▪	The estimated value of the Trigger PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Trigger PLUS than those generated by others, including other dealers in the market, if they attempted to value the Trigger PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Trigger PLUS in the secondary market (if any exists) at any time. The value of your Trigger PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Trigger PLUS will be influenced by many unpredictable factors” above.

▪	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Trigger PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

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Morgan Stanley Finance LLC

Trigger PLUS due May 26, 2023

Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Trigger PLUS. As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) will determine the initial commodity price, the final commodity price and whether the final commodity price has decreased to below the trigger level, and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MSCG, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of the price of the underlying commodity in the event of a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date,” “—Calculation Agent and Calculations” and related definitions in the accompanying prospectus supplement for PLUS and “Additional Information About the Trigger PLUS—Alternate exchange calculation in case of an event of default” herein. In addition, MS & Co. has determined the estimated value of the Trigger PLUS on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Trigger PLUS (and to other instruments linked to the underlying commodity), including trading in the underlying commodity or forward contracts or futures contracts on the underlying commodity. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade in financial instruments related to the underlying commodity or the prices of the commodities or contracts that underlie the underlying commodity on a regular basis as part of their general commodity trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price and, therefore, could increase the trigger level, which is the price at or above which the underlying commodity must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could potentially affect whether the price of the underlying commodity price on the valuation date is at or below the trigger level, and, therefore, whether an investor would receive less than the stated principal amount of the Trigger PLUS at maturity, if any.

▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the Trigger PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Trigger PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other

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Morgan Stanley Finance LLC

Trigger PLUS due May 26, 2023

Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Commodity

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The payment at maturity is linked exclusively to the price of WTI crude oil and not to a diverse basket of commodities or a broad-based commodity index. The price of WTI crude oil may not correlate to, and may diverge significantly from, the prices of commodities generally. Because the Trigger PLUS are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of WTI crude oil may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen. See “WTI Crude Oil Overview” on page 12.

▪	Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of WTI crude oil may change unpredictably and affect the value of the Trigger PLUS in unforeseen ways. Investments, such as the Trigger PLUS, linked to the price of a single commodity such as WTI crude oil, are subject to significant fluctuations in the price of the commodity over short periods due to a variety of factors. Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents, acts of terrorism or cyberattacks, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. WTI crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. As a result, the price of WTI crude oil may be more volatile than world crude oil prices generally.

In addition, the prices of WTI crude oil futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly. For example, in April 2020, a collapse of demand for fuel contributed to an oversupply of crude oil that rapidly filled most available oil storage facilities. Storage shortages meant that market participants that had contracted to buy and take delivery of crude oil were at risk of default under the terms of the May 2020 NYMEX WTI crude oil futures contract. The scarcity of storage resulted in some market participants selling their futures contracts at a negative price (effectively paying another market participant to accept delivery of the crude oil referenced by the relevant contracts). As a result, for the first time in history, crude oil futures contracts traded below zero. On April 20, 2020, the last trading day before expiration of the May 2020 WTI crude oil futures contract, prices of that contract fell to negative $37.63. If the underlying commodity reaches a near-zero, zero or negative price, the value of the Trigger PLUS could be adversely affected and, if the final commodity price is near zero, zero or negative, you will lose a significant portion or all of your initial investment in the Trigger PLUS. See “WTI Crude Oil Overview” on page 12.

▪	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities. The Trigger PLUS have returns based on the change in price of futures contracts on the underlying commodity, not the change in the spot price of actual physical commodity to which such futures contracts relate. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas

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the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

▪	Differences between futures prices and the spot price of WTI crude oil may decrease the amount payable at maturity. The initial commodity price and final commodity price that are used to determine the payment at maturity, if any, on the Trigger PLUS are determined by reference to the settlement price of the first nearby month futures contract for WTI crude oil on the pricing date and valuation date, respectively, provided that if such date falls on the last trading day of such futures contract, then the second nearby month futures contract on such date, and will not therefore reflect the spot price of WTI crude oil on such dates. The market for futures contracts on WTI crude oil has experienced periods of backwardation, in which futures prices are lower than the spot price, and periods of contango, in which futures prices are higher than the spot price. If the contract is in contango on the pricing date or in backwardation on the valuation date, the payment at maturity payable, if any, on the maturity date, may be less than if the initial commodity price or the final commodity price, respectively, was determined with reference to the spot price.

▪	Suspension or disruptions of market trading in WTI crude oil futures contracts may adversely affect the value of the Trigger PLUS. The futures market for WTI crude oil is subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, the contract is listed on the NYMEX. NYMEX has limits on the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. The current maximum daily price fluctuation for futures contracts of WTI crude oil is $6 per barrel for any particular month of delivery. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $6 per barrel in either direction. If another halt is triggered, the market would continue to be expanded by $6 per barrel in either direction after each successive five-minute trading halt. There are no maximum price fluctuation limits during any one trading session. Fluctuation limits will have the effect of precluding trading in the contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of WTI crude oil futures contracts, and, therefore, the value of the Trigger PLUS.

▪	Legal and regulatory changes could adversely affect the return on and value of the Trigger PLUS. Futures contracts and options on futures contracts, including those related to the underlying commodity, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the Trigger PLUS of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the Trigger PLUS.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities,

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commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the Trigger PLUS.

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WTI Crude Oil Overview

Crude oil is used as a refined product primarily as transport fuel, industrial fuel and in-home heating fuel. The price of WTI crude oil to which the return on the Trigger PLUS is linked is based on the official settlement price per barrel of West Texas Intermediate light sweet crude oil on the NYMEX Division of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX Division), then the second nearby month futures contract on such date.

The prices of WTI crude oil futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly. In April 2020, crude oil futures contracts traded below zero. See “Risk Factors—Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of WTI crude oil may change unpredictably and affect the value of the Trigger PLUS in unforeseen ways.”

Underlying commodity information as of May 14, 2021
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low
WTI crude oil (in U.S. dollars)	CL1	$65.37	$27.56	$66.09 (on 3/5/2021)	$27.56 (on 5/14/2020)

* The Bloomberg ticker symbol is being provided for reference purposes only. The commodity price on any trading day will be determined based on the price published by the NYMEX Division, and, notwithstanding the Bloomberg ticker symbol provided for reference purposes above, such price may be based on the second nearby month futures contract, as further described under “Commodity price” on page 1.

The following graph sets forth the daily prices of the underlying commodity for the period from January 1, 2016 through May 14, 2021. The related table presents the published high and low daily prices, as well as end-of-quarter prices, for the underlying commodity for each quarter in the same period. The commodity price on May 14, 2021 was $65.37. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying commodity should not be taken as an indication of its future performance, and no assurance can be given as to the value of the underlying commodity on the valuation date. The actual performance of the underlying commodity over the term of the Trigger PLUS and the amount payable at maturity, if any, may bear little relation to the historical prices shown below.

WTI Crude Oil Prices Daily Closing Prices of the First Nearby Month Futures Contract January 1, 2016 to May 14, 2021

*The bold red line in the graph indicates the hypothetical trigger level, assuming the commodity price on May 14, 2021 were the initial commodity price.

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WTI Crude Oil (in U.S. dollars per barrel)	High ($)	Low ($)	Period End ($)
2016
First Quarter	41.45	26.21	38.34
Second Quarter	51.23	35.70	48.33
Third Quarter	48.99	39.51	48.24
Fourth Quarter	54.06	43.32	53.72
2017
First Quarter	54.45	47.34	50.60
Second Quarter	53.40	42.53	46.04
Third Quarter	52.22	44.23	51.67
Fourth Quarter	60.42	49.29	60.42
2018
First Quarter	66.14	59.19	64.94
Second Quarter	74.15	62.06	74.15
Third Quarter	74.14	65.01	73.25
Fourth Quarter	76.41	42.53	45.41
2019
First Quarter	60.14	46.54	60.14
Second Quarter	66.30	51.14	58.47
Third Quarter	62.90	51.09	54.07
Fourth Quarter	61.72	52.45	61.06
2020
First Quarter	63.27	20.09	20.48
Second Quarter	40.46	-37.63	39.27
Third Quarter	43.39	36.76	40.22
Fourth Quarter	49.10	35.79	48.52
2021
First Quarter	66.09	47.62	59.16
Second Quarter (through May 14, 2021)	66.08	58.65	65.37
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Additional Information About the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Bull market or bear market PLUS:	Bull market PLUS
Denominations:	$1,000 per Trigger PLUS and integral multiples thereof
Interest:	None
Postponement of maturity date:	If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Trigger PLUS will be postponed to the second business day following that valuation date as postponed.
Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc. and its successors (”MSCG”)
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪   A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to settlement, other than pursuant to a sale or exchange.

▪   Upon sale, exchange or settlement of the Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS. Such gain or loss should be long-term capital gain or loss if the investor has held the Trigger PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Because the Trigger PLUS reference a commodity that is not treated for U.S. federal income tax purposes as an Underlying Security, payment on the Trigger PLUS to Non-U.S. Holders should not be subject to Section 871(m).

Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing

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jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Trigger PLUS.

Use of proceeds and hedging:

The proceeds from the sale of the Trigger PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Trigger PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Trigger PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the Trigger PLUS borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Trigger PLUS.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the Trigger PLUS by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the underlying commodity or futures contracts or forward contracts on the underlying commodity or positions in any other available instruments that they may wish to use in connection with such hedging. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Such purchase activity could potentially increase the price of the underlying commodity on the pricing date, and therefore, could increase the trigger level, which is the price at or above which the underlying commodity must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the Trigger PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the Trigger PLUS, including on the valuation date, by purchasing and selling the underlying commodity or futures contracts or forward contracts on the underlying commodity or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the price of the underlying commodity and, therefore, adversely affect the value of the Trigger PLUS or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $17.50 for each Trigger PLUS they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Trigger PLUS. When MS & Co. prices this offering of Trigger PLUS, it will determine the economic terms of the Trigger PLUS such that for each Trigger PLUS the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

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Prospectus Supplement for PLUS dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the prospectus supplement for PLUS or in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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